Exhibit 99.1

MIC
125 West 55th Street	Telephone	+1 212 231 1000
New York, NY 10019	Facsimile	+1 212 231 1828
United States	Internet	www.macquarie.com/mic

Media Release

MIC ANNOUNCES SUCCESSFUL REFINANCING AND AMENDMENT OF DEBT FACILITIES AT ATLANTIC AVIATION, INTERNATIONAL-MATEX TANK TERMINALS

•	Seven-year, $1.025 billion term loan and five-year, $350 million revolving credit facility support continued growth at Atlantic Aviation; a portion of proceeds expected to fund repayment of MIC level convertible notes due July 2019

•	Revolving credit facility and tax exempt debt at IMTT extended by three and one-half years; coupon on tax exempt debt reduced by approximately 40bps

NEW YORK, December 6, 2018 - Macquarie Infrastructure Corporation (NYSE: MIC) announced that it has completed the refinancing of the primary debt facility of its Atlantic Aviation (“Atlantic”) subsidiary and extended the maturity of two of three facilities supporting its International-Matex Tank Terminals (“IMTT”) subsidiary. The Atlantic and IMTT transactions closed on December 6 and December 5, respectively.

“We are pleased with the support from existing and new lenders in the refinancing of our two largest businesses,” said Christopher Frost, chief executive officer of MIC. “The successful refinancing and amendment of these debt facilities further de-risks MIC by extending maturity dates, diversifying funding sources and providing a permanent solution to the refunding of our holding company level convertible notes that mature in July 2019. Together with the sale of BEC and other, smaller, non-core businesses in 2018, we have made substantial progress relative to our strategic priority of increasing the Company’s balance sheet strength and financial flexibility.”

The Atlantic refinancing replaces an existing term loan having an amortized principal balance of $375 million at closing and a $350 million revolving credit facility (undrawn), both with October 2021 maturities. The new facility consists of a term loan of $1.025 billion maturing in December 2025 and a $350 million revolving credit facility ($35 million drawn at closing) maturing in December 2023.

The new loan bears interest at a rate of LIBOR plus 375 basis points. The revolving credit facility is subject to a leverage-based pricing grid with an opening pricing of LIBOR plus 225 basis points. The all-in cost of the loan will be reduced to approximately 5.6% by a 1.0% LIBOR rate cap on a notional $400 million of Atlantic debt.

In addition to repayment of the existing term loan, $350 million of loan proceeds are expected to be used to repay a like amount of holding company level convertible notes that mature in July of 2019. At closing, stand-alone leverage (net debt to trailing twelve month EBITDA at September 30) at Atlantic was approximately 4.0 times.

The IMTT amendment resulted in an extension of the maturity date for each of the business’ $600 million revolving credit facility and $509 million of tax exempt debt by three and a half years to December of 2023 and 2025, respectively. At closing, stand-alone leverage (net debt to trailing twelve month EBITDA at September 30) at IMTT was approximately 3.6 times.

Both of IMTT’s revolving credit and tax exempt facilities are subject to either a ratings based or leverage-based pricing grid. At closing, the pricing on the revolving credit facility was LIBOR plus 150 basis points, while pricing on the tax exempt debt was based on a formula of 80% times the sum of LIBOR plus 195 basis points. The pricing of the tax exempt debt is approximately 40 basis points lower than the pricing prior to the refinancing.

Including the refinancing and amendment of the Atlantic and IMTT facilities, the weighted average maturity of all debt facilities across MIC has increased to 6.3 years from the 5.1 years at October 30 reported in the Company’s financial results for the third quarter of 2018.

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, entities comprising an energy services, production and distribution segment, MIC Hawaii, and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic.

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investors Jay A. Davis Investor Relations MIC +1 212-231-1825	Media Melissa McNamara Corporate Communications MIC +1 212-231-1667